Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-65526


                           Prospectus Supplement No. 1
                       To Prospectus Dated August 31, 2001

                                  $175,000,000

                         -------------------------------

                               EMCORE Corporation
                   5% Convertible Subordinated Notes Due 2006
           and the Common Stock Issuable Upon Conversion of the Notes

          This prospectus supplement relates to the resale by the selling securityholders of 5% convertible subordinated notes due 2006 of EMCORE Corporation and the shares of common stock, no par value, of EMCORE Corporation issuable upon the conversion of the notes.

          This prospectus supplement should be read in conjunction with the prospectus dated August 31, 2001, which is to be delivered with the prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

          The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                        Principal Amount
                                         of Maturity of      Percentage of     Number of Shares      Percentage of
                                       Notes Beneficially        Notes          of Common Stock      Common Stock
Name                               Owned that May be Sold     Outstanding     That May Be Sold(1)   Outstanding(2)
----                               ----------------------     -----------     -------------------   --------------


Barclays Capital Securities Ltd.         $16,300,000              9.3               334,270                *
5 North Colonade, Canary Wharf
London E14 4BB  UK

First Union National Bank                $18,000,000              10.3              369,133               1.0
8739 Research Drive
Charlotte, NC

KBC Financial Products USA Inc.           $1,500,000               *                 30,761                *
140 East 45th Street,
Two Grand Central Tower, 42nd Floor
New York, NY  10017

KBC Financial Products (Cayman           $10,000,000              5.7               205,073                *
Islands) Limited
140 East 45th Street,
Two Grand Central Tower, 42nd Floor
New York, NY  10017(3)

Morgan Stanley & Co.                     $12,000,000              6.9               246,088                *
1585 Broadway
New York, NY  10036

--------------------
*      Less than 1%.

          (1) Assumes conversion of all the holder's notes at a conversion price of $48.7629 per share of common stock. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under

"Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

          (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 35,408,474 shares of common stock outstanding as of August 24, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

          (3) The amounts presented herein are in addition to those reported by the selling securityholders in the accompanying prospectus dated August 31, 2001.

                               -------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

          The date of this Prospectus Supplement is September 18, 2001.


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